EXHIBIT 12-1

MCN ENERGY GROUP INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months	Twelve Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	June 30, 1999	December 31, 1998	December 31, 1997	December 31, 1996

(Dollars in Thousands)
EARNINGS AS DEFINED(1)(5)(6)
Pre-tax income(2)(7)(8)	$(178,676)	$(406,308)	$167,336	$146,607
Fixed charges(3)	170,180	158,242	125,338	99,944

Earnings as defined	$(8,496)	$(248,066)	$292,674	$246,551

FIXED CHARGES AS DEFINED(1)(4)(5)(6)
Interest, expensed	$120,957	$111,750	$86,453	$77,781
Interest, capitalized	14,419	19,938	18,190	13,235
Amortization of debt discounts, premium and expense	3,118	2,869	2,426	2,217
Interest implicit in rentals	3,538	2,554	2,181	2,339
Preferred securities dividend requirements of subsidiaries	38,055	36,370	31,090	12,390

Fixed charges as defined	$180,087	$173,481	$140,340	$107,962

Ratio of Earnings to Fixed Charges			2.09	2.28

Coverage Deficiency(9)(10)	$188,583	$421,547

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Twelve Months	Twelve Months
	Ended	Ended
	December 31, 1995	December 31, 1994

(Dollars in Thousands)
EARNINGS AS DEFINED(1)(5)(6)
Pre-tax income(2)(7)(8)	$128,997	$100,143
Fixed charges(3)	72,895	55,197

Earnings as defined	$201,892	$155,340

FIXED CHARGES AS DEFINED(1)(4)(5)(6)
Interest, expensed	$57,675	$49,104
Interest, capitalized	7,926	2,928
Amortization of debt discounts, premium and expense	1,641	1,332
Interest implicit in rentals	2,325	1,904
Preferred securities dividend requirements of subsidiaries	9,699	2,194

Fixed charges as defined	$79,266	$57,462

Ratio of Earnings to Fixed Charges	2.55	2.70

Coverage Deficiency(9)(10)

(1)	Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.
(2)	This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN and its majority-owned subsidiaries, (b) MCN’s share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.
(3)	Fixed charges added to earnings are adjusted to exclude interest capitalized during the period for nonutility companies and the preferred securities dividend requirements of MichCon included in fixed charges but not deducted in the determination of pre-tax income.
(4)	Fixed charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries, increased to reflect the pre-tax earnings requirement for MichCon.
(5)	In June 1996, MCN completed the sale of The Genix Group, its computer operations subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.
(6)	The E&P segment has been reclassified from discontinued operations to continuing operations as described in Note 6 to the Consolidated Financial Statements included herein. Therefore, for purposes of calculating the Ratio of Earnings to Fixed Charges, E&P financial information is included in the ratio for all periods presented.
(7)	For the twelve-month period ended June 30, 1999, MCN recorded several unusual charges, consisting of property write-downs, investment, restructuring charges and losses on sale of properties, totaling $396,050,000 pre-tax ($252,511,000 net of taxes and minority interest).
(8)	For the twelve-month period ended December 31, 1998, MCN recorded several unusual charges, consisting of property write-downs, investment losses and restructuring charges, totaling $606,953,000 pre-tax ($389,598,000 net of taxes and minority interest).
(9)	Earnings for the twelve-month period ended June 30, 1999, were not adequate to cover fixed charges. The amount of coverage deficiency was $188,583,000. The Ratio of Earnings to Fix Charges excluding unusual charges would have been 2.15.

(10)	Earnings for the twelve-month period ended December 31, 1998, were not adequate to cover fixed charges. The amount of the coverage deficiency was $421,547,000. The Ratio of Earnings to Fix Charges excluding unusual charges would have been 2.07.